SCHEDULE 14A INFORMATION
PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
EXCHANGE ACT OF 1934

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[ ] Soliciting Material Pursuant to Sec. 240.14a-11(c) or Sec.
240.14a-12

Brantley Capital Corp.
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60 Heritage Drive, Pleasantville, NY 10570
(914) 747-5262 // Fax (914) 747-5258

THIS IS THE LETTER ROBERT PINKAS DOES NOT WANT YOU TO READ!

August 26, 2002

Dear Fellow Brantley Capital Shareholder:

Question:  What do the following CEO's have in common: Kenneth
Lay, Dennis Kozlowski, John Rigas, Bernard Ebbers and Robert
Pinkas?

Answer: Give yourself a gold star if you said each of them parlayed his position into a lavish lifestyle at the expense of the shareholders. You get extra credit if you also said each served under a board of directors that rubber-stamped anything he asked for.

The Brantley Scorecard: Pinkas $8 million (and a Rolls Royce),
Shareholders $0

Brantley Capital's IPO in late1996 marked the beginning of Robert Pinkas's plan to manage a billion dollar business development company. The sales pitch to investors was that they were being offered a "unique opportunity" to gain access to an "experienced management team with a proven track record of success - 35% IRR over the last 15 years." Another selling point was that they could expect to eventually receive an annual dividend of approximately 6% - 8%. As a result, 3.8 million shares of Brantley were sold to investors at $10 per share.

It is an understatement to say that those investors have been disappointed. Brantley's market price is currently hovering around $8.25, far below its net asset value ("NAV") of $17.78. And the annual dividend has averaged only 2.8%. Mr. Pinkas, on the other hand, has been well rewarded from Brantley and now enjoys cruising around Cleveland in his Rolls Royce. That is because over the past 5-1/2 years, he and his associates have siphoned off more than $8 million in fees from a company that has a market capitalization of just $32 million. In addition, Mr. Pinkas has received 450,000 options. As the corporate scandals at Enron, Tyco, Adelphia and WorldCom have shown, a large disparity between a CEO's compensation (like that of Mr. Pinkas) and shareholder returns should be a warning flag.

Mr. Pinkas Says "No" to Enhancing Shareholder Value

Brantley's shares have traded at a very large discount to their net asset value ("NAV") for years. Currently, the discount is more than 50%! A number of shareholders have suggested measures to address the discount problem - but Mr. Pinkas has rejected them. For example:

? Repurchase shares in the market at a large discount from NAV. Buying shares at a discount from NAV is a sure way to boost shareholder value. Mr. Pinkas' response? "No."

? Distribute some of Brantley's idle cash to shareholders. Returning a portion of Brantley's cash hoard to shareholders would send a positive message about management's commitment to maximize shareholder value. Mr. Pinkas' response? "No."

? Establish a windup date for Brantley. If shareholders knew that Brantley would be wound up after say, ten years, they would be assured that they would eventually realize the intrinsic value of its holdings. Mr. Pinkas' response?
"No."

? Distribute shares of portfolio companies when they become publicly traded. Shareholders would likely respond favorably if Brantley adopted a policy to distribute shares in any portfolio company that completed an IPO. Not only would this allow shareholders to receive the full value of the shares of that portfolio company, but it would also allow them the flexibility to either sell or hold those shares. Mr. Pinkas' response? "No."

? Link the investment advisory fee to Brantley's stock price.
Tying management's fees to Brantley's stock price aligns the interests of shareholders and management. Mr. Pinkas' response? "No."

I believe Mr. Pinkas rejected every one of these suggestions because each one would have reduced his fees. Mr. Pinkas simply will not support anything that reduces his fees!

Brantley's "Stepford Directors" Have Failed to Protect
Shareholders

I have served as a director of other companies before I was elected a director of Brantley. However, I have never seen a board that was so dominated by management as this one. The board of directors is supposed to represent shareholders and monitor conflicts of interest. The fact that the board has continued to rubber stamp Mr. Pinkas' generous compensation package despite Brantley's poor stock price performance proves that they are not doing their job.

Unlike any other public company that I know, Brantley's board of directors did not have an in-person meeting for more than one year after I was elected in July, 2001. During that time, I was unable to look any director in the eye to ask him why he is so subservient to Mr. Pinkas. Instead, all the board meetings were via telephone, often on a few days' notice. Moreover, the directors were often given only a day or two to review written materials. Recently, we were asked to approve a 40-page SEC filing that we received via e-mail just two hours before a board meeting. I objected to voting without adequate preparation but no other director seemed at all concerned.

Frankly, it is almost eerie being the only director that ever challenges Mr. Pinkas. I think of the others as "Stepford Directors." (If you are not familiar with the film, "The Stepford Wives," it is about a suburban town in which the husbands have replaced all their wives with robotic-like "perfect" clones who speak in trivialities and live only to please their husbands.) At the beginning of a board meeting, a director might say: "How about those Indians?" or "I hope this doesn't take more than half an hour." After that, the domineering Mr. Pinkas takes over and he does virtually all the talking. Not once have I heard any director other than me ask him a pointed question. If any of them ever actually disagreed with him, I think I would fall out of my chair. In a nutshell, the current directors are "perfect" - perfect, that is, for Robert Pinkas!

If you think I am exaggerating, let me describe how the board of directors approved a very controversial secondary stock offering. I received the material describing the offering the day before the board meeting. When I read it, I was shocked to see that it would dilute NAV by more than 20% while increasing management fees by more than $1 million per year. The board meeting itself was largely a sales pitch by the proposed underwriters, who stood to collect $3 million for selling the new stock. I anticipated a thorough discussion by the board about the conflicts of interest faced by Mr. Pinkas and the underwriters. Yet, no other director seemed interested in a substantive discussion. Finally, after an hour or so, Mr. Pinkas cut the meeting short over my protest and demanded a vote. Every director except me voted to approve the offering. (Fortunately, shareholders themselves later voted it down.)

After the meeting, I sent a follow-up memo to each director in which I stated: "We must be skeptical about endorsing actions that might enrich parties like the underwriters and the investment advisor at the expense of our stockholders." I recommended that (1) an in-person board meeting be held to consider the secondary offering, (2) the independent directors meet separately and retain their own legal counsel and (3) we obtain a fairness opinion. At the next telephonic meeting, the "Stepford directors" dutifully voted down each of my proposals.

It is clear that shareholders cannot rely on the "Stepford directors" to protect them from Mr. Pinkas' self-dealing schemes. That is why I am nominating - and I strongly urge shareholders to elect -- Gerald Hellerman and Andrew Dakos, two men who do not owe Mr. Pinkas any favors and will not be rubber stamps for him.

How to Maximize Shareholder Value ("Show Us The Money")

With its stock price languishing at 50% below its NAV, Mr. Pinkas' original plan to grow Brantley has been a dismal failure as far as shareholders are concerned. "Not to worry," he says. This time, he has another plan that he is "confident will reduce the discount between our stock price and net asset value." That plan is to issue more shares of Brantley via a dilutive rights offering, borrow double the proceeds from the rights offering at high interest rates from the Small Business Administration, and make risky loans to companies that can't borrow from banks. Also, he wants to get paid 2.85% per year on the proceeds of the rights offering and on the borrowed funds. As with all his plans, Mr. Pinkas wants to be rewarded even if it fails to benefit shareholders. The board of directors has already approved this ill-conceived scheme over my objections. You can be sure Mr. Pinkas will move to implement it quickly unless Messrs. Hellerman and Dakos are elected.

I am convinced that the surest way to maximize shareholder value is through an orderly liquidation of Brantley as soon as practicable. I call this plan: "Show us the money." Here is how it works. First, no new investments will be made and any excess cash will be distributed to shareholders. Second, the existing holdings will be gradually liquidated at the best possible prices. Contrary to what Mr. Pinkas has said, an orderly liquidation does not require a "fire sale" or "attempting to realize premature liquidity events." In fact, the complete liquidation of Brantley might take several years. Finally, the investment advisory agreement should be terminated and a new agreement negotiated at a substantially reduced fee to reflect the new role of the advisor as a liquidator of assets.

For example, consider Brantley's largest holding, Flight Options. The fair value of Flight Options is $32.5 million or $8.52 for each share of Brantley. If and when Brantley's shares of Flight Options are registered for trading, a distribution of those shares could be made to Brantley shareholders who could then sell them or hold them. Over time, all of Brantley's assets will be distributed as either cash or stock so that shareholders will ultimately be able to realize their full value.

A challenge to Mr. Pinkas

It is hardly surprising that Mr. Pinkas adamantly opposes an orderly liquidation of Brantley Capital. Who would want to give up a job that pays the kind of money he is getting, especially with a Rolls Royce to maintain? (I drive a Toyota Camry.)
Sadly, Mr. Pinkas has resorted to smearing me with half-truths, distortions and blatant lies. Space prevents me from responding to each allegation here but you can call me at (914) 747-5262 or e-mail me at OPLP@att.net if you want more details. However, I want to set the record straight about his accusation that I attempted to "greenmail" Brantley Capital. Here is what actually happened. After I informed Mr. Pinkas that I would call for a shareholder vote on an orderly liquidation of Brantley, he threatened to "crush" me. When that didn't work, he made an unsolicited offer to buy my shares for $13 per share. Now, he has twisted the story and says that I attempted to "greenmail" Brantley. That is a despicable lie and I have told him I intend to sue him for slander.

I understand that it can be difficult for shareholders to sort out the truth when opponents are hurling charges at each other. Therefore, I would like to issue a challenge to Mr. Pinkas. At the Annual Shareholder Meeting on September 17th, we can both take a polygraph examination to determine whether or not Mr. Pinkas made an unsolicited offer to buy my shares at $13 per share. Whichever one of us is shown to be a liar will give up his position with Brantley Capital.

What do you say, Mr. Pinkas?

Very truly yours,


Phillip Goldstein



PROXY STATEMENT IN OPPOSITION TO THE SOLICITATION BY THE BOARD OF
DIRECTORS OF BRANTLEY CAPITAL CORPORATION

ANNUAL MEETING OF SHAREHOLDERS (To be held on September 17, 2002)

My name is Phillip Goldstein. I am a director and a large shareholder of Brantley Capital Corporation ("Brantley"). I am sending this proxy statement and the enclosed GREEN proxy card to holders of record on June 28, 2002 (the "Record Date") of Brantley. I am soliciting a proxy to vote your shares at the 2002 Annual Meeting of Shareholders of Brantley (the "Meeting") and at any and all adjournments or postponements of the Meeting. Please refer to Brantley's proxy soliciting material for additional information concerning the Meeting and a full description of the matters to be considered by the shareholders at the Meeting.

This proxy statement and the enclosed GREEN proxy card are first being sent to shareholders of Brantley on or about August
26, 2002.

INTRODUCTION

There are two matters that Brantley has scheduled to be voted upon at the Meeting:

1. The election of two directors to serve until 2007.

2. To ratify the selection of KPMG LLP as Brantley's independent accountant.

In addition, I intend to submit two proposals for a vote by shareholders:

3. To recommend that the board of directors take action to commence an orderly liquidation of Brantley as soon as practicable.

4. To terminate the existing investment advisory agreement and to request that the board negotiate a new advisory agreement at a reduced fee.

With respect to these matters, I am soliciting a proxy to vote your shares FOR the election of Gerald Hellerman and Andrew Dakos as directors of Brantley and FOR each of the other proposals.

How Proxies Will Be Voted

All of the proposals scheduled by Brantley to be voted on at the Meeting are included on the enclosed GREEN proxy card. If you wish to vote FOR the election of my nominees to the Board, you may do so by completing and returning a GREEN proxy card.

If you return a GREEN proxy card to me or to my agent, your
shares will be voted on each matter as you indicate.    If you do
not indicate how your shares are to be voted on a matter, they will be voted FOR the election of the above persons to the Board and For Proposals 2, 3, and 4.

If you return a GREEN proxy card, you will be granting the persons named as proxies discretionary authority to vote on any other matters of which they are not now aware that may come before the Meeting. These may include, among other things, matters relating to the conduct of the Meeting.

Voting Requirements

If a quorum is not present at the Meeting, or if a quorum is present but sufficient votes to approve any of the proposals are not received, the persons named as proxies may propose one or more adjournments of the Meeting to permit further solicitation of proxies, consideration of matters of which I am not aware at this time, or negotiations with the incumbent directors. If an adjournment of the Meeting is proposed, the persons named as proxies on the GREEN proxy card will vote for or against such adjournment in their discretion. Please refer to Brantley's proxy statement for the voting requirements for Proposals 1 and
2. Proposal 3 will be approved if a majority of the votes cast favors the proposal. Proposal 4 will be approved if shareholders representing either (i) 50% of the shares outstanding or (ii) 67% of the shares present at the Meeting vote in favor of the proposal.

Revocation of Proxies

You may revoke any proxy you give to management or to me prior to its exercise by (i) delivering a written revocation of your proxy to Brantley; (ii) executing and delivering a later dated proxy to me or to Brantley or to our respective agents; or (iii) voting in person at the Meeting. (Attendance at the Meeting will not in and of itself revoke a proxy.) There is no limit on the number of times you may revoke your proxy prior to the Meeting. Only the latest dated, properly signed proxy card will be counted.

Information Concerning the Soliciting Shareholder

The shareholder making this solicitation is Phillip Goldstein, 60 Heritage Drive, Pleasantville, NY 10570. I am an investment manager who presently manages investment portfolios having assets of approximately $70 million. Since December 1, 1992, I have been the president and 50% shareholder of a company that serves as the general partner of a private investment partnership which is a shareholder in Brantley. Since 1996, I have taken an active role in urging the management of certain registered closed-end investment companies to take various actions that I believe would benefit those companies and their shareholders.

As of June 28, 2002, I am deemed to be the beneficial owner of 253,400 shares of Brantley common stock held in brokerage accounts by my clients and me, representing approximately 6.65% of Brantley's outstanding common stock, substantially all of which are held in margin accounts at brokerage firms by my clients and me. We purchased 57,300 shares between June 28, 2000 and December 31, 2000, 25,000 shares in 2001 and no shares in 2002. We have not sold any shares.

REASON FOR THE SOLICITATION

There are two primary reasons I am conducting this solicitation:

? The shares of Brantley have traded at a very large discount from net asset value for a long time. Currently the discount is in excess of 50%. I believe the surest way to close the gap between net asset value and market price is to commence an orderly liquidation of Brantley.

? I believe the primary goal of Robert Pinkas, Brantley's CEO, is to siphon off as much money from Brantley for himself as possible. Brantley needs more directors that will not let him get away with that.

The directors of Brantley are supposed to be "watchdogs" for the shareholders, i.e., a check on management. Yet, no other director except I was willing to stand up to Mr. Pinkas after he proposed a scheme to issue new shares that would have significantly diluted shareholders and increased his management fees. It seems the only trick these "watchdogs" know is to roll over and play dead whenever Mr. Pinkas gives them the command. Shareholders deserve better from their directors than that.

This solicitation is intended to afford shareholders an
opportunity to vote (1) for directors that will provide an
independent check on Mr. Pinkas' self-dealing tendencies,  (2)
for a proposal to maximize shareholder value by recommending that an orderly liquidation of Brantley be commenced as soon as practicable, and (3) for a proposal to terminate the advisory agreement and reduce the management fee.

CERTAIN CONSIDERATIONS

In deciding whether to give me your proxy, you should consider the following:

If elected, my nominees will constitute a minority of the board and will not be able to cause Brantley to take any action without the support of other directors, which is not assured. Also, implementation of certain Board actions may require shareholder approval, and no assurance can be given that such approval will be obtained. In addition, various costs, which would be borne indirectly by shareholders, may be associated with certain actions, including but not limited to those associated with holding a special meeting of shareholders. I believe that such costs are far outweighed by the benefits to most shareholders of these actions. In addition, certain actions may have adverse tax consequences for some shareholders that cannot be quantified at this time.

I believe that all shareholders of Brantley will benefit if any actions taken to reduce or eliminate the discount from NAV are successful. However, my clients who hold shares of Brantley pay me fees. These fees are based upon a share of the profits the client earns and will be greater if the value of Brantley's shares increases.

ELECTION OF DIRECTORS

	At the Meeting, I will nominate the following persons for election as directors for a term expiring in 2007. Each nominee has consented to serve if elected and to being named in this proxy statement.

Andrew Dakos (Age 36), 14 Mill Street, Lodi, NJ  07644
Private investor.  President and CEO of UVitec Printing Ink, Inc.
since 1997.  Mr. Dakos was a director of the Dresdner RCM
Strategic Global Income Fund from 2000 to 2002 and he has been a director of The Mexico Equity and Income Fund since 2000.

Gerald Hellerman (Age 64), 10965 Eight Bells Lane, Columbia, MD
21044
Managing Director of Hellerman Associates, a financial and corporate consulting firm; Trustee of Third Avenue Value Trust since 1993; Trustee of the Third Avenue Variable Series Trust since 1999; director of Clemente Strategic Value Fund from 1998 to 2000; director of The Mexico Equity and Income Fund since 2000.




As of June 28, 2002, Mr. Dakos beneficially owned 6,900 shares of Brantley. Mr. Hellerman does not own any shares. Other than fees that may be payable by Brantley to its directors, none of my nominees has any arrangement or understanding with any person with respect to any future employment by Brantley or by any affiliate of Brantley.

The persons named as proxies on the enclosed GREEN proxy card intend, in the absence of contrary instructions, to vote all proxies they are entitled to vote FOR the election of the above persons, each of whom have consented to stand for election and to serve if elected. If any nominee is unable to serve, an event not now anticipated, the proxies will be voted for such other person (who shall be disinterested), if any, as is designated by the persons named as proxies.

PROPOSAL 2: RATIFICATION OF SELECTION OF INDEPENDENT ACCOUNTANT

Unless instructed otherwise, the persons named as proxies will vote FOR the selection of KPMG LLP as Brantley's independent accountant for the year ending December 31, 2002.

PROPOSAL 3: TO RECOMMEND THAT THE BOARD OF DIRECTORS TAKE ACTION
TO COMMENCE AN ORDERLY LIQUIDATION OF BRANTLEY AS SOON AS
POSSIBLE

I believe the surest way to close the gap between net asset value and market price is to commence an orderly liquidation of Brantley. An orderly liquidation means that (1) no new investments will be made and (2) when a liquidity event occurs, e.g., a sale of a portfolio holding for cash or stock or an initial public offering of a portfolio company, a distribution of cash and/or securities in the portfolio company will be made to Brantley shareholders. This process has no definite timetable and, in contrast to what Mr. Pinkas has said, will not require a "fire sale" of any securities. It will insure that all of the net assets of Brantley will be distributed to shareholders over time so that any discount to net asset value should be eventually eliminated.

Please note that even if this proposal is approved, the board of directors will not be legally bound to implement it.


PROPOSAL 4:  TO TERMINATE THE EXISTING INVESTMENT ADVISORY
AGREEMENT AND TO REQUEST THAT THE BOARD NEGOTIATE A NEW ADVISORY
AGREEMENT AT A REDUCED FEE

The submission of this proposal for a vote will be contingent on the approval of Proposal No. 3. The existing advisory agreement provides for an annual fee of 2.85% of NAV. As stated above, I believe the surest way to maximize shareholder value is to commence an orderly liquidation of Brantley as soon as possible. An orderly liquidation does not require the degree of active management that the existing contract currently requires. If this proposal is approved, the existing contract will be terminated and a new contract can be negotiated at a substantially reduced fee with an investment advisor that will serve more as a "caretaker" for the orderly liquidation of Brantley's existing investments than as an active manager.

THE SOLICITATION

I am making this solicitation personally. Banks, brokerage houses and other custodians, nominees and fiduciaries will be requested to forward this proxy statement and the enclosed GREEN proxy card to the beneficial owners of shares of Common Stock for whom they hold shares of record. I will reimburse these organizations for their reasonable out-of-pocket expenses.

Initially, I will personally bear all of the expenses related to this proxy solicitation. Because I believe that the shareholders will benefit from this solicitation, I intend to seek reimbursement of these expenses from Brantley. Shareholders will not be asked to vote on the reimbursement of my solicitation expenses, which I estimate to be about $ 10,000. As of August 26, 2002, I expect to have incurred approximately $5,000 in expenses. If I am not reimbursed by Brantley, I may seek partial reimbursement from one or more of my clients or from the general partner of the investment partnership that I manage.

I am not and, within the past year, have not been a party to any contract, arrangement or understanding with any person with respect to any securities of Brantley although I do expect Mr. Dakos to vote his shares in accordance with my recommendations. In addition, there is no arrangement or understanding involving either myself or any affiliate that relates to future employment by Brantley or any future transaction with Brantley.

ADDITIONAL PROPOSALS

I know of no business that will be presented for consideration at the Meeting other than that set forth in this proxy statement and in Brantley's proxy statement. If any other matters are properly presented for consideration at the Meeting, it is the intention of the persons named as proxies in the enclosed GREEN proxy card to vote in accordance with their own best judgment on such matters.

DATED: August 26, 2002






PROXY SOLICITED IN OPPOSITION TO THE BOARD OF DIRECTORS OF THE
BRANTLEY CAPITAL CORPORATION BY PHILLIP GOLDSTEIN, A DIRECTOR AND
A SHAREHOLDER

ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON SEPTEMBER 17, 2002

The undersigned hereby appoints Andrew Dakos and Phillip Goldstein, and each of them, as the undersigned's proxies, with full power of substitution, to attend the Annual Meeting of Shareholders of Brantley Capital Corporation ("Brantley") to be held on September 17, 2002 and any adjournment or postponement thereof, and to vote on all matters that may come before the Meeting and any such adjournment or postponement the number of shares that the undersigned would be entitled to vote, with all the power the undersigned would possess if present in person, as specified below. The proxies may vote in their discretion with respect to such other matter or matters as may come before the Meeting and with respect to all matters incident to the conduct of the Meeting.

(INSTRUCTIONS:  Mark votes by placing an "x" in the appropriate [
].)

1. ELECTION OF TWO DIRECTORS.

FOR Andrew Dakos and Gerald Hellerman  [   ]
WITHHOLD AUTHORITY [   ]
(except as indicated to the contrary below)
		 to vote for both nominees

To withhold authority to vote for one or more nominees, enter the name(s) of the nominee(s) below.

________________________________________________________

2. To ratify the selection of KPMG LLP as Brantley's independent accountant.

FOR [    ]  			AGAINST [   ]         	ABSTAIN [   ]

3. To recommend that the board of directors take action to commence an orderly liquidation of Brantley as soon as practicable.

FOR [    ]  			AGAINST [   ]          	ABSTAIN [   ]

4. To terminate the existing investment advisory agreement and to request that the board negotiate a new advisory agreement at a reduced fee.

FOR [    ]   		AGAINST [   ]           	ABSTAIN[  ]

Important - - Please sign and date below. Your shares will be voted as directed. If no direction is made, this proxy will be voted for the election of the nominees named above and will be voted FOR all other proposals. The undersigned hereby acknowledges receipt of the proxy statement dated August 26, 2002 of Phillip Goldstein and revokes any proxy previously executed. (Important - Please be sure to enter date.)


SIGNATURE(S)_____________________________________________
Dated: ___________